Exhibit 23.2

NETHERLAND, SEWELL & ASSOCIATES, INC.

March 14, 2016

Contango Oil & Gas Company

717 Texas Avenue, Suite 2900

Houston, Texas 77002

Re:Contango Oil & Gas Company, Annual Report on Form 10-K

Gentlemen:

         The firm of Netherland, Sewell & Associates, Inc. consents to the use of its name and to the use of its projections for Contango Oil & Gas Company’s Proved Reserves and Future Net Revenue in Contango’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

         Netherland, Sewell & Associates, Inc. has no interests in Contango Oil & Gas Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Contango Oil & Gas Company. Contango Oil & Gas Company does not employ us on a contingent basis.

Yours very truly,

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ DANNY D. SIMMONS
Name: Danny D. Simmons, P.E. Title: President and Chief Executive Officer